                            STOCK PURCHASE AGREEMENT



                                      AMONG


                       AFFINITY GROUP, INC. AS THE BUYER,


                                       AND


                     THE SHAREHOLDERS OF CAMPING WORLD, INC.
                                 AS THE SELLERS





                          DATED AS OF FEBRUARY 25, 1997

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.   SALE AND TRANSFER OF SHARES; CLOSING  . . . . . . . . . . . . . . . . .  12
     2.1   SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     2.2   PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . .  12

2.3  DETERMINATION OF PURCHASE PRICE.. . . . . . . . . . . . . . . . . . . .  12
     2.4   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     2.5   ESCROW AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . .  13
     2.6   CLOSING OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . .  14
     2.7   CLOSING LIABILITIES . . . . . . . . . . . . . . . . . . . . . . .  15
     2.8   ENCUMBRANCES. . . . . . . . . . . . . . . . . . . . . . . . . . .  16

3.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS . . . . . . . . . . . . .  16
     3.1   ORGANIZATION AND GOOD STANDING. . . . . . . . . . . . . . . . . .  17
     3.2   AUTHORITY; NO CONFLICT. . . . . . . . . . . . . . . . . . . . . .  17
     3.3   CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.4   FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . .  19
     3.5   BOOKS AND RECORDS . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.6   TITLE TO PROPERTIES; ENCUMBRANCES . . . . . . . . . . . . . . . .  20
     3.7   CONDITION AND SUFFICIENCY OF ASSETS . . . . . . . . . . . . . . .  21
     3.8   ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . . . . .  21
     3.9   INVENTORY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     3.10  NO UNDISCLOSED LIABILITIES. . . . . . . . . . . . . . . . . . . .  22
     3.11  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     3.12  NO MATERIAL ADVERSE CHANGE. . . . . . . . . . . . . . . . . . . .  23
     3.13  EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . . . . .  23
     3.14  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS;
           CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     3.15  LEGAL PROCEEDINGS; ORDERS . . . . . . . . . . . . . . . . . . . .  25
     3.16  ABSENCE OF CERTAIN CHANGES AND EVENTS . . . . . . . . . . . . . .  26
     3.17  CONTRACTS; NO DEFAULTS. . . . . . . . . . . . . . . . . . . . . .  28
     3.18  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     3.19  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . . .  29
     3.20  EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     3.21  LABOR RELATIONS; COMPLIANCE . . . . . . . . . . . . . . . . . . .  31
     3.22  INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . . . . .  32
     3.23  CERTAIN PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . .  32
     3.24  DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

     3.25  RELATIONSHIPS WITH RELATED PERSONS. . . . . . . . . . . . . . . .  33
     3.26  BROKERS OR FINDERS. . . . . . . . . . . . . . . . . . . . . . . .  33
     3.27  PROJECTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     3.28  SC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     3.29  NON-MANAGEMENT SELLERS OTHER THAN SC. . . . . . . . . . . . . . .  34

4.   REPRESENTATIONS AND WARRANTIES OF THE BUYER . . . . . . . . . . . . . .  34
     4.1   ORGANIZATION AND GOOD STANDING. . . . . . . . . . . . . . . . . .  34
     4.2   AUTHORITY; NO CONFLICT. . . . . . . . . . . . . . . . . . . . . .  34
     4.3   CERTAIN PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . .  35
     4.4   BROKERS OR FINDERS. . . . . . . . . . . . . . . . . . . . . . . .  35
     4.5   INVESTMENT REPRESENTATIONS. . . . . . . . . . . . . . . . . . . .  36

5.   COVENANTS OF THE SELLERS PRIOR TO CLOSING DATE. . . . . . . . . . . . .  36
     5.1   ACCESS AND INVESTIGATION. . . . . . . . . . . . . . . . . . . . .  36
     5.2   OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES . . . . . .  37
     5.3   NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . .  38
     5.4   REQUIRED APPROVALS. . . . . . . . . . . . . . . . . . . . . . . .  38
     5.5   NOTIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     5.6   NO NEGOTIATION. . . . . . . . . . . . . . . . . . . . . . . . . .  39
     5.7   BEST EFFORTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     5.8   AGREEMENTS FOR SAR OBLIGATIONS. . . . . . . . . . . . . . . . . .  39
     5.9   CAPITAL CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . .  39

6.   COVENANTS OF THE BUYER. . . . . . . . . . . . . . . . . . . . . . . . .  40
     6.1   APPROVALS OF GOVERNMENTAL BODIES. . . . . . . . . . . . . . . . .  40
     6.2   BEST EFFORTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     6.3   NOTIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  40

7.  CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATION TO CLOSE. . . . . . . . .  40
     7.1   ACCURACY OF REPRESENTATIONS . . . . . . . . . . . . . . . . . . .  40
     7.2   THE SELLERS' PERFORMANCE. . . . . . . . . . . . . . . . . . . . .  41
     7.3   CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     7.4   ADDITIONAL DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . .  41
     7.5   NO PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . .  42
     7.6   NO CLAIM REGARDING SHARE OWNERSHIP OR SALE PROCEEDS . . . . . . .  42
     7.7   NO PROHIBITION. . . . . . . . . . . . . . . . . . . . . . . . . .  42
     7.8   WORKING CAPITAL . . . . . . . . . . . . . . . . . . . . . . . . .  42
     7.9   TITLE INSURANCE COMMITMENTS . . . . . . . . . . . . . . . . . . .  42

8.   CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATION TO CLOSE. . . . . . . .  42
     8.1   ACCURACY OF REPRESENTATIONS . . . . . . . . . . . . . . . . . . .  42
     8.2   THE BUYER'S PERFORMANCE . . . . . . . . . . . . . . . . . . . . .  43

     8.3   CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     8.4   ADDITIONAL DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . .  43
     8.5   NO PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . .  43
     8.6   NO PROHIBITION. . . . . . . . . . . . . . . . . . . . . . . . . .  43

9.   TERMINATION.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     9.1   TERMINATION EVENTS. . . . . . . . . . . . . . . . . . . . . . . .  44
     9.2   EFFECT OF TERMINATION . . . . . . . . . . . . . . . . . . . . . .  44

10.  INDEMNIFICATION; REMEDIES . . . . . . . . . . . . . . . . . . . . . . .  44
     10.1  SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. . .  44
     10.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE SELLERS . . . . . .  45
     10.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE BUYER . . . . . . .  46
     10.4  TIME LIMITATIONS. . . . . . . . . . . . . . . . . . . . . . . . .  46
     10.5  SATISFACTION OF CLAIMS BY THE BUYER SOLELY BY RIGHT OF SET-OFF. .  46
     10.6  PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS . . . . . . .  46
     10.7  PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS . . . . . . . . . .  48
     10.8  LIMITED RECOURSE. . . . . . . . . . . . . . . . . . . . . . . . .  48

11.  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   48
     11.1   EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
     11.2   PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . . . . .   48
     11.3   CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . .   48
     11.4   NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
     11.5   FURTHER ASSURANCES AND POST-CLOSING COOPERATION . . . . . . . .   50
     11.6   WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
     11.7   ENTIRE AGREEMENT AND MODIFICATION . . . . . . . . . . . . . . .   51
     11.8   ASSIGNMENTS SUCCESSORS, AND NO THIRD-PARTY RIGHTS . . . . . . .   51
     11.9   SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . .   51
     11.10  SECTION HEADINGS, CONSTRUCTION. . . . . . . . . . . . . . . . .   51
     11.11  TIME OF ESSENCE . . . . . . . . . . . . . . . . . . . . . . . .   52
     11.12  DELIVERY OF DISCLOSURE LETTER; RIGHT OF TERMINATION BY THE
            BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     11.13  SC OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . . . . .   52
     11.14  ATTORNEYS' FEES . . . . . . . . . . . . . . . . . . . . . . . .   52
     11.15  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . .   52
     11.16  COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . .   52

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of February 25, 1997 by and among:

     AFFINITY GROUP, INC., a Delaware corporation (the "Buyer"), and

     3i Securities Corporation, a Massachusetts corporation ("SC"), David B. Garvin, Thomas A. Donnelly, William L. Johnson, Stephen L. Snodgrass, Murray Coker, Ron Chance, Dean Ewing, Rick Matar, James Schumm, and John Holland (individually a "Seller" and collectively the "Sellers").

                                     RECITAL

     The Sellers desire to sell, and the Buyer desires to purchase all of the issued and outstanding shares of capital stock (such stock being collectively referred to herein as the "Shares") of Camping World, Inc., a Kentucky corporation (the "Company") for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

     The parties, intending to be legally bound, agree as follows:

     1.   DEFINITIONS.

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "ACQUIRED COMPANIES" -- The Company and its Subsidiaries, collectively.

     "AGH" -- Affinity Group Holding, Inc., a Delaware corporation, and the owner of all of the outstanding shares of the Buyer.

     "AGREEMENT" -- as defined in the preamble to this Agreement.

     "ASSETS" -- the properties, assets and business, of every kind and description, wherever located, constituting substantially all of the assets and properties used or usable in the Business. The Assets include, but are not limited to, the following:

          (a) INVENTORY. All stock, raw materials, supplies, work-in-process and other items used or useable in the Business.

          (b) CURRENT ASSETS. Cash, accounts receivable, investments and other current assets of the Business, including barter and trade credits or receivables existing on the Closing Date, prepaid expenses and other prepaid items relating to the Business.

          (c) PERSONAL PROPERTY. All equipment, furniture, fixtures and other tangible personal property used or useable in the Business together with such additions, modifications and replacements thereto (and subject to deletions therefrom in connection with any such replacements) as may be made in the ordinary course of business between the date hereof and the Closing Date.

          (d) BUSINESS LEASES AND AGREEMENTS. All Contracts, including all agreements, leases, commitments and orders that are identified on
     Part 3.17 of the Disclosure Letter.

          (e) INTANGIBLES. All copyrights and applications therefor, trademarks, service marks, trade secret rights, patents, patent rights, trade names, trade name rights or other similar rights used or useable in the Business including, specifically, the name "Camping World" and any logo or mark used in connection therewith and the good will of the Business as a going concern, including lists of customers and suppliers, correspondence, purchase orders and the general intangibles of the Business and the licenses, permits and authorizations used or useable in the operation of the Business.

          (f) COMPUTER HARDWARE AND COMPUTER SOFTWARE. The computer hardware and computer software used or useable in the Business, together with copies of source code, instruction manuals and other data for the effective use thereof.

          (g) MEMBERSHIPS, MAILING LISTS AND PROPRIETARY INFORMATION. All memberships, permits, mailing lists, subscriber and advertiser lists, subscriptions, advertising contracts, processes, trade secrets, know-how and other proprietary or confidential information used or useable in or relating to the Business.

          (h) REAL PROPERTY. The real property used in connection with the Business, including the real property identified on Part 3.6 of the Disclosure Letter and all improvements thereon (the "Owned Real Estate").

          (i) REAL ESTATE LEASES. The real estate leases used in connection with the Business, including the real estate leases identified in Part 3.6 of the Disclosure Letter (the "Real Estate Leases") and all of the rights of the Acquired Companies thereunder and to the properties described therein (the "Leased Real Estate").

          (j) RECORDS. All logs, books, business and financial records (or true copies thereof) in connection with or relating to the Business.

          (k) TAX REFUNDS AND BENEFITS. All federal, state and local refunds, credits and benefits, if any, (and the right to file claims for such refunds, credits and benefits) arising from the losses of the Acquired Companies with respect to periods through the Closing Date.

          (l) CAUSES OF ACTION. All rights and claims of the Acquired Companies against any person arising prior to Closing, including but not limited to, causes of action.

     "BALANCE SHEET" -- as defined in Section 3.4.

     "BUSINESS" -- the business in which the Acquired Companies are engaged, which consists principally of the retail and wholesale sale of specialized merchandise and services for the owners of recreational vehicles, through retail stores, mail order catalogs and direct mail solicitations, and the operation of a membership club for owners and users of recreational vehicles called the President's Club, together with the Assets used and usable in the operation thereof.

     "BUYER" -- as defined in the preamble to this Agreement.

     "CLASS A SHARES" -- as defined in Section 3.3.

     "CLASS B SHARES" -- as defined in Section 3.3.

     "CLOSING" -- as defined in Section 2.3.

     "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

     "CLOSING LIABILITIES" -- as defined in Section 2.6.

     "COMPANY" -- as defined in the preamble to this Agreement.

     "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "CONSULTING AND NON-COMPETITION AGREEMENTS" -- as defined in Section 2.6(a)(iii).

     "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding, including rights under any insurance policy.

     "DAMAGES" -- as defined in Section 10.2.

     "DEPOSIT" -- as defined in Section 2.5.

     "DISCLOSURE LETTER" -- the disclosure letter to be delivered by the Management Sellers to the Buyer pursuant to Section 11.12.

     "ENCUMBRANCE" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

          (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

          (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and responses, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such cleanup has been required or requested by any Governmental Body or any other Person) for any natural resource damages; or

          (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

     "ENVIRONMENTAL LAW" -- any applicable Legal Requirement that requires or relates to:

          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

          (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (e)  protecting resources, species, or ecological amenities;

          (f) reducing to acceptable levels the risks inherent in transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

          (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "ESCROW AGENT" -- as defined in Section 2.5.

     "ESCROW AGREEMENT" -- as defined in Section 2.5.

     "FACILITIES" -- any real property, leaseholds, or other interests currently owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles) currently owned or operated by any Acquired Company.

     "FINANCIAL STATEMENTS" -- as defined in Section 3.4.

     "FREE CASH FLOW" -- means, for any period, (x) the sum, without duplication, of (i) net income, (ii) interest expense, (iii) taxes (or provision therefor) for such period, (iv) depreciation and (v) amortization, less (y) the amount of Regularized Capital Expenditures, all calculated in accordance with GAAP to the extent not otherwise expressly provided in this Agreement.

     "FUNDED DEBT" means obligations for principal, interest, fees or premium in respect of money borrowed including, without limitation, borrowings of the Company from Heller

Financial, Inc. and any other liabilities historically reflected on the balance sheet of the Company in the following categories: "Revolving Credit Agreement", "Other Current Notes Payable", "Current Portion of Term Loan", "Current Portion of Mortgage Notes", "Long Term Portion of Mortgage Notes", "Long Term Portion of Heller Expansion Loans", "Long Term Portion of Term Loan", "Long Term Portion of Notes Payable", "Junior Subordinated Debt", "Acquisition Subordinated Debt"; and all liabilities for borrowed money arising from or in connection with instruments evidencing any of the above referenced indebtedness. Any obligation of the Company for deferred income taxes shall not constitute Funded Debt.

     "GAAP" -- generally accepted United States accounting principles.

     "GARVIN" -- David B. Garvin, one of the Sellers.

     "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "GOVERNMENTAL BODY" -- any:

          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d)  multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "HAZARDOUS ACTIVITY" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

     "HAZARDOUS MATERIALS" -- any waste or other substance that is currently listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "HSR ACT" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "INCENTIVE MANAGEMENT AGREEMENTS" -- as defined in Section 2.6(a)(ii).

     "INDEMNIFIED PERSONS" -- as defined in Section 10.2.

     "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter; or

          (b) a prudent individual would have discovered or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation (without engaging professionals or making inquiry of third parties) concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual serving as a director, officer, shareholder or partner of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "LEASED REAL ESTATE" -- the Leased Real Estate as defined in subsection (i) of the definition of Assets.

     "LEGAL REQUIREMENT" -- any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty existing on the date of this Agreement.

     "MANAGEMENT SELLERS" -- Thomas A. Donnelly, William L. Johnson, Stephen L. Snodgrass, Murray Coker, Dean Ewing, James Schumm and Ron Chance.

     "NON-MANAGEMENT SELLERS" -- Rick Matar, John Holland and SC.

     "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "OPTIONS" -- as defined in Section 3.3.

     "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          (b) such action is not required to be newly authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

          (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "ORGANIZATIONAL DOCUMENTS" (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     "OWNED REAL ESTATE" -- the Owned Real Estate as defined in subsection (h) of the definition of Assets.

     "OWNER" -- as defined in the definition of Subsidiary.

     "PERMITTED ENCUMBRANCES" -- (a) mortgages or security interests shown on the Balance Sheet in respect of Funded Debt, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet delinquent, and (d) with respect to the Real Property, (i) matters disclosed in the Disclosure Letter, (ii) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or materially impairs the use of the property subject thereto, or materially impairs the operations of any Acquired Company, and (iii) zoning laws and other land use restrictions that do not materially impair the present or anticipated use of the property subject thereto.

     "PERSON"-- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "PLANS" -- as defined in Section 3.13.

     "PORTFOLIO INVESTMENT" -- with respect to any Person, a financial or investment interest in another Person in which the operations and management of such other Person are not directed by the Owner or holder of the financial interest or investment.

     "PROCEEDING"-- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any third party, Governmental Body or arbitrator.

     "PROJECTIONS" -- as defined in Section 3.27.

     "PROPRIETARY RIGHTS AGREEMENT" -- as defined in Section 3.20(b).

     "PURCHASE PRICE" -- as defined in Section 2.2.

     "REAL ESTATE LEASES" -- as defined in subsection (i) of the definition of Assets.

     "REAL PROPERTY" -- the Owned Real Estate and the Leased Real Estate as identified in Part 3.6 of the Disclosure Letter.

     "REGULARIZED CAPITAL EXPENDITURES" -- means the sum of (i) one fourth of all capital expenditures of the Company for its 1994, 1995 and 1996 Fiscal years and budgeted for its 1997 Fiscal year other than capital expenditures reflected in the Company's fixed asset ledgers in the following categories: "Land-WCDC," "Land-Rogers," "Land-Other," "Land-Las Vegas," "Land-Salt Lake," Rogers, MN FFE," "POS," "Land-LaMirada," Henderson,NV FEE," "Bridgeport,NJ FFE," "Draper,UT FFE," "WCDC-Expansion," "Bridgeport-Bldg," "Tampa-Building," "POS-NEW," "Computer Hardware and Software," "CIP 9-96 POS System," "CIP 9-96 LaMirada," "CIP 9-96 San Marcos," Completion of LaMirada Building," "LaMirada FF&E," "LaMirada RV Sales Lot" and "San Marcos FF&E," (ii) one sixth of all capital expenditures of the Company for its 1994, 1995 and 1996 Fiscal Years and budgeted for its 1997 Fiscal year reflected in the Company's financial statements in the following categories: "POS," "POS-NEW," "Computer Hardware and Software" and "CIP 9-96 POS System," and (iii) one sixth of the difference between (x) all capital expenditures of the Company for its 1994, 1995 and 1996 Fiscal Years and budgeted for its 1997 Fiscal year reflected in the Company's financial statements in the following categories:
"Land-LaMirada," "CIP 9-96 LaMirada," "Completion of LaMirada Building," "LaMirada FF&E" and "LaMirada RV Sales Lot" and (y) amounts received or reasonably expected to be received by the Company from condemning authorities in respect of the Company's Anaheim facility. It is agreed that Regularized Capital Expenditures are $2,028,000.

     "RELATED PERSON" -- with respect to a particular individual:

          (a)  each other member of such individual's Family;

          (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

          (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          (b)  any Person that holds a Material Interest in such specified
     Person;

          (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          (d)  any Person in which such specified Person holds a Material
     Interest;

          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          (f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the first degree of sanguinity, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 35% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 35% of the outstanding equity securities or equity interests in a Person.

     "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "SAR AGREEMENTS" -- as defined in Section 5.8.

     "SAR OBLIGATIONS" -- the compensation (in case of the Options) and interest (in the case of the Warrants) obligations of the Company to holders of Options and Warrants arising in connection with the cancellation of the Options and Warrants pursuant to the agreements with the holders thereof obtained by the Company pursuant to Section 5.8 hereof.

     "SC" -- as defined in the preamble to this Agreement.

     "SCHEDULED CONTRACTS" -- as defined in Section 3.17.

     "SECURITIES ACT" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "SELLERS" --  as defined in the preamble to this Agreement.

     "SHARES" -- as defined in the Recital.

     "SUBSIDIARY" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

     "TAX" -- any tax (including any income tax, capital gains tax, value-added tax, sales tax, use tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

     "THREAT OF RELEASE" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made orally (on or after January 1, 1996) or in writing or any notice has been given orally (on or after January 1, 1996) or in writing.

     "WARRANTS" -- as defined in Section 3.3.

     "WORKING CAPITAL" -- the current assets of the Company less current liabilities of the Company (other than current liabilities in respect of Funded
Debt) as determined in accordance with GAAP on a consolidated basis.

     2.   SALE AND TRANSFER OF SHARES; CLOSING.

     2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, each Seller severally agrees (as to the Shares listed as owned by such Seller on Part 3.3 of the Disclosure Letter) to sell and transfer such Shares to the Buyer, and the Buyer will purchase such Shares from the Sellers. Each Seller severally covenants and agrees that such Shares will be conveyed to the Buyer and received by the Buyer on the Closing Date free and clear of all Encumbrances.

     2.2 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Shares shall be $44,883,837.

     2.3 DETERMINATION OF PURCHASE PRICE. The Purchase Price has been determined on the assumption that (i) the Funded Debt of the Acquired Companies on September 30, 1996 is $33,974,870 and (ii) the aggregate amount of the SAR Obligations is $6,634,757. The Purchase Price shall be appropriately adjusted if Funded Debt on September 30, 1996 or the aggregate amount of the SAR Obligations is determined to be other than such amounts.

     2.4 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Kaplan, Strangis and Kaplan, P.A. or such other location mutually acceptable to the Buyer and the Seller, at 10:00 a.m. (local time) on the later of (i) March 31, 1997, and (ii) the twenty-first business day following the satisfaction or waiver of the conditions precedent set forth in Sections 7 and 8 hereof, or at such other time and place as the parties may agree. Subject to the provisions of
Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     2.5 ESCROW AGREEMENT. Contemporaneously with the execution of this Agreement, the Sellers and the Buyer will enter into an escrow agreement in the form of Exhibit 2.5 (the "Escrow Agreement") with Trans Financial Bancorp, Inc. (the "Escrow Agent") pursuant to which the Buyer will deposit with Escrow Agent $2,500,000 (the "Deposit"). IF THE BUYER IS IN MATERIAL BREACH OF THIS AGREEMENT AND THE SELLERS ELECT TO TERMINATE THIS AGREEMENT, THE SELLERS SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES AS THE SOLE REMEDY OF THE SELLERS. THE BUYER AND THE SELLERS AGREE THAT, UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, ACTUAL DAMAGES WOULD BE DIFFICULT TO ASCERTAIN AND THAT THE DEPOSIT AND ALL INTEREST THEREON IS A REASONABLE ESTIMATE OF THE DAMAGES THAT WILL BE INCURRED BY THE SELLER IF THE BUYER IS IN MATERIAL BREACH OF THIS AGREEMENT AND FAILS TO PURCHASE THE SHARES IN ACCORDANCE WITH THIS AGREEMENT.

SELLERS' INITIALS                            BUYER'S INITIALS


_______________                              _______________

_______________

_______________

_______________

_______________


_______________

_______________

_______________

_______________

_______________

_______________

     2.6  CLOSING OBLIGATIONS.  At the Closing:

     (a)  The Sellers will deliver or cause to be delivered to the Buyer:

          (i) certificates representing the Shares (duly endorsed or accompanied by duly executed stock powers) for transfer to the Buyer;

          (ii)   incentive management agreements, substantially in the form of
     Exhibit 2.6(a)(ii), executed by the Management Sellers and other parties thereto (collectively, the "Incentive Management Agreements");

          (iii) consulting letter agreements and non-competition agreements, substantially in the form of Exhibit 2.6(a)(iii), executed by Garvin, the Management Sellers and certain employees of the Acquired Companies (collectively, the "Consulting and Noncompetition Agreements");

          (iv) a certificate executed by the Management Sellers representing and warranting to the Buyer that the Sellers' representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by the Management Sellers to the Buyer prior to the Closing Date in accordance with Section 5.5) and that the Sellers have performed in all material respects the covenants and obligations of the Sellers hereunder to be performed at or prior to Closing; and

          (v) the SAR Agreements executed by all of the holders of the Options and Warrants.

     (b)  The Buyer will deliver to the Seller or Management, as applicable:

          (i) $44,883,837 by immediately available wire transfer to an account or accounts specified by the Sellers;

          (ii) a certificate executed by the Buyer to the effect that, except as otherwise stated in such certificate, each of the Buyer's representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date and that the Buyer has performed in all material respects the covenants and obligations of the Buyer hereunder to be performed at or prior to Closing;

          (iii)  the Incentive Management Agreements, executed by AGH; and

          (iv) the Consulting and Noncompetition Agreements executed by the Buyer.

          (c) Upon Closing, the Company will take such action as is necessary to pay the Funded Debt and to satisfy the payment obligations of the Company arising from satisfaction of the SAR Obligations as contemplated in this Agreement.

          (d) Escrow Agent will deliver to the Buyer the $2,500,000 deposit and the balance of funds held under the Escrow Agreement as provided in the Escrow Agreement.

     2.7 CLOSING LIABILITIES. At the Closing, the Acquired Companies shall be subject only to the following liabilities and obligations (the "Closing Liabilities):

          (a) the Funded Debt (including the current portion thereof) subject, however, to the provisions of Section 2.8 hereof;

          (b) the obligations arising after the Closing Date with respect to the Real Estate Leases and the Scheduled Contracts;


          (c) the current liabilities of the Acquired Companies in connection with the operation of the Business arising in the Ordinary Course of Business and in existence on the Closing Date (including the payment obligations of the Company arising from satisfaction of the SAR Obligations as set forth in Section 5.8 hereof), including, without limitation, the current liabilities of the Acquired Companies in respect of the Real Estate Leases and the Scheduled Contracts;

          (d) the current obligations of the Acquired Companies to employees of the Acquired Companies in respect of (i) compensation, (ii) accrued vacation pay, (iii) sick pay and (iv) other benefits payable on the Closing Date (or with respect to periods through the Closing Date) to such employees pursuant to the Plans disclosed in the Disclosure Letter;

          (e) the barter and trade liabilities existing on the Closing Date to the extent that they do not exceed the realizable fair market value of the barter and trade credits and receivables existing on the Closing Date included in the Assets;

          (f) the deferred income taxes or other taxes payable or tax returns filed with respect to periods prior to the end of the 1996 fiscal year of the Acquired Companies, but only to the extent reserved for in the Balance Sheet and not paid prior to the Closing Date;

          (g) the taxes arising with respect to periods between September 30, 1996 through the Closing Date;

          (h) the deferred income liability of the Acquired Companies arising in the ordinary course of the Business and in existence on the Closing Date;

          (i)  the liabilities arising from the Proceedings disclosed in Part
     3.15 of the Disclosure Letter (as supplemented) that do not have a material adverse effect on the Buyer, the Business or the Assets;

          (j)  the liabilities of the Company arising from the following
     Proceeding: AFFINITY GROUP PLANS, INC. AND NATIONAL ALLIANCE INSURANCE COMPANY V. THOMAS A. DONNELLY, WILLIAM L. JOHNSON, CAMPING WORLD, INC. AND CWI, INC. (Civ. Action No. 4:97CV00209DDN); and

          (k) the Company's obligation under the Company's Organizational Documents to indemnity and defend Thomas A. Donnelly and William L. Johnson for claims made against them in the Proceeding referenced in subparagraph
     (j) above to the extent such claims arise from actions taken by them in their capacity as members of the board of directors or officers of the Company or, at the request of the Company, as members of the board of directors or officers of another corporation.

     It is expressly understood and agreed that the Acquired Companies shall not be subject to any liabilities or obligations, whether direct or indirect and whether contingent or otherwise, except for the Closing Liabilities.

     2.8 ENCUMBRANCES. Notwithstanding anything herein to the contrary, in the event that, on the Closing Date, (a) any of the Acquired Companies should be liable for, or any of the Assets shall be subject to any Encumbrance in respect of, indebtedness other than the Funded Debt, or (b) with respect to any liability, including Funded Debt, the Acquired Companies are obligated to pay any prepayment penalties, premiums, any other costs, including legal fees and costs, incurred to obtain the discharge of any such liabilities or Encumbrance with respect thereto, to cause the Assets to be free and clear of any such Encumbrance (i) the Sellers shall undertake to pay such obligations and discharge the obligations secured by such Encumbrance in accordance with their respective terms and (ii) if such obligations are not so discharged by the Sellers, the Purchase Price shall be reduced by the amount necessary, in the reasonable determination of the Buyer, to remedy such failure by the Sellers.

     3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. (a) The Management Sellers, jointly and severally, as to Sections 3.1 through 3.27, (b) SC as to
Section 3.28, and (c) the Sellers, other than the Management Sellers and SC, severally (but not jointly and severally) as to Section 3.29 represent and warrant to the Buyer as follows:

     3.1  ORGANIZATION AND GOOD STANDING.

     (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each shareholder and the number of shares, options and warrants held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under all Contracts to which it is a party. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which any of the Assets are located or in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. There is no state, country or territory wherein the absence of licensing or qualification as a foreign corporation or partnership has had an adverse effect upon the Business.

     (b) The Management Sellers have delivered to the Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

     (c) Since January 1, 1989, no Acquired Company has at any time had any subsidiaries except as set forth in Part 3.1 of the Disclosure Letter. Since January 1, 1989, except as set forth in Part 3.1 of the Disclosure Letter, no Acquired Company has any equity investment or other interest or has made advances to any corporation, association, partnership, joint venture or other entity.

     3.2  AUTHORITY; NO CONFLICT.

     (a) This Agreement constitutes the legal, valid, and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms. Upon the execution and delivery by the applicable Sellers of the Escrow Agreement, the Incentive Management Agreements, and the Consulting and Noncompetition Agreements (collectively, the "Seller Closing Documents"), the Seller Closing Documents will constitute the legal, valid, and binding obligations of the applicable Sellers, enforceable against the Sellers that are parties thereto, in accordance with their respective terms. The Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and, as applicable, the Seller Closing Documents and to perform their obligations under this Agreement and the Seller Closing Documents.

     (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

          (i)  contravene, conflict with, or result in a violation of
     (a) any provision of the Organizational Documents of the Acquired Companies, or (b) any resolution adopted by the board of directors or the shareholders of any Acquired Company;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or any Seller, or any of the assets owned or used by any Acquired Company or any Seller, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

          (iv) result in the imposition of any Tax for which Buyer is liable or the imposition or creation of any Encumbrance upon or with respect to the Shares;

          (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which any Acquired Company is a party; or

          (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Except as set forth in Part 3.2 of the Disclosure Letter, no Seller or Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

     3.3 CAPITALIZATION. The authorized equity securities of the Company consists of (a) 13,000,000 shares of Class A common stock, par value $0.01 per share, of which 1,236,880 shares are issued and outstanding (the "Class A Shares"), (b) 2,000,000 shares of Class B common stock, par value $0.01 per share, of which 1,276,828 shares are issued and outstanding (the "Class B Shares" and collectively with the Class A Shares referred to as the "Shares"),
(c) options to purchase 326,165 shares of Class A common stock and no shares of Class B common stock (the "Options"), and (d) warrants for the purchase of 210,739 shares of Class A common stock and no shares of Class B common stock (the "Warrants"). Part 3.3 of the Disclosure Letter lists all of the holders of the Shares, Options and Warrants. The

Sellers are and will be on the Closing Date, the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. With the exception of the Shares (which are owned by the Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by the Company or one or more of the Acquired Companies, free and clear of all Encumbrances. Except for standard state and federal securities registration legends and a legend disclosing the shareholders agreement described in the Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as described in Part 3.3 of the Disclosure Letter, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. Except as disclosed in the Disclosure Letter, no Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

     3.4 FINANCIAL STATEMENTS. The Sellers have delivered to the Buyer and included as Part 3.4 of the Disclosure Letter consolidated balance sheets of the Acquired Companies as at September 30 in each of the years 1994 through 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Deloitte & Touche, LLP, and the internally prepared, unaudited consolidated balance sheets and statements of income, changes in shareholders' equity, and cash flow for the quarters ended December 31, 1995 and 1996 (the "Financial Statements"). The balance sheet of the Acquired Companies as at September 30, 1996 (including the notes thereto) is herein called the "Balance Sheet." The Financial Statements are true and correct, are in accordance with the books and records of the Acquired Companies and fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP (except that interim statements do not contain the footnotes required under GAAP to be contained in the year-end statements); the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company. None of the Acquired Companies now has, nor will have on the Closing Date, any liabilities required to be reflected in financial statements prepared in accordance with GAAP which are not fully reflected on or reserved against in the Balance Sheet other than (i) such liabilities as are disclosed herein or in the Disclosure Letter or (ii) liabilities incurred by the Acquired Companies between the date of the Balance Sheet and the Closing Date in the Ordinary Course of Business and consistent with the limitations and restrictions contained in this Agreement. Promptly upon their being available and, in any event, by the 25th day of the subsequent calendar month, the Sellers will provide to the Buyer the internally prepared, unaudited monthly balance sheets and profit and loss statements with respect to the Acquired

Companies for each month following the date of the Balance Sheet through the Closing Date and, with respect to each such balance sheet and profit and loss statement (all of which shall constitute "Financial Statements" as used herein), the representations heretofore set forth in this Section will be applicable and true and correct.

     3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Acquired Companies contain accurate and complete records of all significant meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no significant meeting of any such shareholders, Board of Directors, or committee of the Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be delivered to the Buyer.

     3.6 TITLE TO PROPERTIES; ENCUMBRANCES. Part 3.6 of the Disclosure Letter contains a complete and accurate list of the Real Property, which includes all real property, leaseholds, or other interests therein owned by any Acquired Company or used in the operation of the Business. The Sellers have delivered or made available to the Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired the Real Property and copies of the most recent title insurance policies, opinions, abstracts, and surveys in the possession of the Sellers or the Acquired Companies and relating to the Real Property (collectively, the "Real Estate Reports"). Except as described in
Part 3.6 of the Disclosure Letter, to the Knowledge of the Sellers and the Acquired Companies, (i) none of the buildings, structures or improvements constructed on any Real Property encroaches upon adjoining real estate and
(ii) all such buildings, structures and improvements are constructed in accordance with all "set back lines," easements and other restrictions, or rights of record, that have been established by any applicable building or safety code. To the Knowledge of the Sellers and the Acquired Companies, no utility lines serving the Real Property pass over the lands of others except where appropriate easements have been obtained. Part 3.6 of the Disclosure Letter contains a complete and accurate list of all Real Estate Leases. The Sellers have delivered to the Buyer correct and complete copies of all of the Real Estate Leases. All of the leasehold estates purported to be granted by each Real Estate Lease is owned and held by an Acquired Company and such Acquired Company is the owner of all equipment, machinery and other personal property thereon or in the buildings and structures thereon, in each case free and clear of all Encumbrances (other than Permitted Encumbrances). Except as described in Part 3.6 of the Disclosure Letter, each Real Estate Lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Acquired Company that is party thereto and grants or purports to grant a leasehold estate, free and clear of all Encumbrances (other than Permitted Encumbrances). Except as described in Part
3.6 of the Disclosure Letter, no lessor under any Real Estate Lease is a Related Person to any Seller or Acquired Company. All necessary Governmental Authorizations with respect to each Real Estate Lease have been obtained and all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof or outstanding disputes thereunder. Except as described in Part 3.6 of the Disclosure Letter, each Acquired
Company has performed all of the obligations required to be performed by it to date under each Real Estate Lease. Except as described in Part 3.6 of the Disclosure Letter, no Acquired Company is in default under any Real Estate Lease, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. All of the property subject to the Real
Estate Leases is in good operating condition and repair, ordinary wear and tear excepted. The Acquired Companies own all the Assets and have good and marketable title to the Owned Real Estate and to the tangible personal property included within the Assets, including all of such properties and assets reflected in the Financial Statements (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All Assets are free and clear of all Encumbrances (other than Permitted Encumbrances) and are not, in the case of the Real Property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except Permitted Encumbrances.

     3.7 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, plants and structures of the Acquired Companies are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants or structures is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants and structures of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing. Set forth in Part 3.7 of the Disclosure Letter is a complete and accurate list, as of December 31, 1996, of all material items of tangible personal property or interests therein used in the operation of the businesses of the Acquired Companies. Such tangible personal property will, on the Closing Date, be in good operating condition and repair, ordinary wear and tear excepted, and constitute all material items of tangible assets used in the operation and conduct of the businesses of the Acquired Companies as conducted on the date hereof and on the Closing Date.

     3.8 ACCOUNTS RECEIVABLE. The accounts receivable generated from and after September 30, 1995 or reflected in the Financial Statements are accounts which were generated by the Acquired Companies with genuine expectation of collection thereof, and the revenues reflected in such Financial Statements have been or will be collected in full except to the extent reserved for in the Balance Sheet as an "allowance for bad debts".

     3.9 INVENTORY. The "value" of the inventories of the Acquired Companies as of the date of the last Financial Statement shall be no less than the book value of such inventory as reflected on the last Financial Statement. For purposes hereof, the "value" of such inventory shall mean the lower of the last in first out cost of the Acquired Companies or "market" and, for purposes hereof, "market" shall mean the price for which the Acquired Companies last purchased an item of inventory (or an item of comparable quality if the same item is unavailable) in stock at the place where such inventory is situated, due regard being given any damage to or obsolescence of inventory in determining the replacement cost thereof.

     3.10 NO UNDISCLOSED LIABILITIES. Except as set forth in Part 3.10 of the Disclosure Letter and except for the Closing Liabilities, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise).

     3.11 TAXES. Except as described in Part 3.11 of the Disclosure Letter, each of the Acquired Companies has filed and, on the Closing Date, will have filed all federal, state, county and local income, excise, property, withholding, workers unemployment compensation, sales, use, franchise or doing business and other tax returns which are required to be filed by any of them as of such dates; and such returns are true, correct and complete. Each of the Acquired Companies has paid or will pay all Taxes, estimated Taxes, interest, penalties, assessments and deficiencies which have become due prior to such date, pursuant to such returns and no additional Taxes, interest, penalties, assessments or deficiencies will be payable with respect thereto. The accrual for Taxes in the Balance Sheet is sufficient and no Acquired Company will have any liability for taxes in respect of periods ending on or prior to the close of the Company 1996 fiscal year in excess of the amount accrued therefor in the Balance Sheet.

     The federal income, state income and state sales and use Tax returns of the Acquired Companies have been examined by the applicable taxing authority for the periods specified in Part 3.11 of the Disclosure Letter and all deficiencies proposed as a result of such examinations have been paid or settled. Except as specified in Part 3.11 of the Disclosure Letter, no unresolved claim for assessment or collection of Taxes has been asserted against any of the Acquired Companies. The Acquired Companies are not party to any pending action or proceeding and, to the Knowledge of the Management Sellers, there is no action or proceeding threatened by any government or authority against the Acquired Companies which subjects or might subject the Acquired Companies to any claim or lien relating to the payment of Taxes. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax return of the Acquired Companies for any period. Except as specified in Part
3.11 of the Disclosure Letter and except for consents or elections duly made in federal tax returns of the Acquired Companies that have been provided to the Buyer, there are no outstanding consents or elections made under the Code which are binding upon the Acquired Companies. There are no liens outstanding for any Taxes upon the assets of the Acquired Companies except with respect to Taxes not yet delinquent. True and complete copies of all returns of Taxes and all schedules thereto filed by, on behalf of, or with respect to the Acquired Companies with the IRS or any other taxing authority for any of the last seven taxable years, and all written communications with the IRS relating to all such returns, have been made available to the Buyer.

     3.12 NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition (financial or otherwise) of the Acquired Companies considered as a whole, and no event unique to the Acquired Companies has occurred or circumstance or condition exists, or to the Knowledge of any Seller or any Acquired Company, is contemplated or threatened, that may result in such a material adverse change.

     3.13 EMPLOYEE BENEFITS. Part 3.13 of the Disclosure Letter sets forth a description of all of the existing employee benefit plans of the Acquired Companies, personnel policies and a listing of all employee benefit brochures or handbooks and personnel brochures or handbooks delivered to employees or in effect during the past twelve months. There are no "employee benefit plans" (the "Plans") as such term is defined in Section 3(3) of ERISA maintained by the Acquired Companies or under which the Acquired Companies have any liability, other than those described in Part 3.13 of the Disclosure Letter. No Plan intended to be a qualified plan under Section 401(a) of the Code or trust forming a part thereof has been completely terminated since September 1, 1974. All Plans and any trusts forming a part thereof which are subject to ERISA are and have been administered in all material respects in compliance with ERISA; no "reportable event," as such term is used in ERISA, has heretofore occurred with respect to any Plan; and to the Knowledge of the Sellers and the Acquired Companies, there does not exist any fact or circumstance that might cause the Pension Benefit Guaranty Corporation to seek to terminate any Plan pursuant to
Section 4042 of ERISA. Neither the Acquired Companies, the Sellers, trustees, administrators, or fiduciaries of any plans has participated in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) that could subject the Acquired Companies or any trustee, administrator or other fiduciary to any tax, penalty or liability. No liability to the Pension Benefit Guaranty Corporation has been or is expected to be incurred with respect to any Plan. Except as otherwise disclosed in the Disclosure Letter, all Plans which are "employee pension benefit plans" (as such term is defined in Section 3(2) of ERISA) and which are intended to be qualified plans under Section 401(a) of the Code, have received, within the last three years, favorable determination letters from the Internal Revenue Service regarding their qualification and the tax-exempt status of their trusts under Section 501(a) of the Code. All Plans and the trusts forming a part thereof have been administered and enforced in all material respects in accordance with their terms and the applicable provisions of the Code and ERISA, and no material disputes are pending or, to the Knowledge of the Sellers or the Acquired Companies, threatened with respect thereto. The present value of all vested accrued benefits under any Plan that is an "employee pension benefit plan" subject to Title IV of ERISA did not, as of the latest valuation date, exceed the value of the assets of any such Plan allocable to such vested accrued benefits, based upon the actuarial assumptions which are set forth in Part 3.13 of the Disclosure Letter. The present value of all accrued benefits, whether vested or not, under any Plan that is an "employee pension benefit plan" subject to Title IV of ERISA did not, as of the latest valuation date, exceed the value of the assets of such Plan allocable to such vested and non-vested accrued benefits. None of the Plans is a "multi- employer plan," as defined in ERISA. The Acquired Companies have not suffered or otherwise caused a "complete withdrawal" or "partial withdrawal," as such terms are respectively defined in Section 4203 and 4205 of ERISA. None of the Plans subject to Section 412 of the Code or any trust established in connection therewith has incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code, whether or not waived, since the effective date of Section 412. None of the assets of any Plan has at any time included any stock or securities issued by any Acquired Company since before 1989.

     3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS; CONSENTS.

     (a)  Except as set forth in Part 3.14 of the Disclosure Letter:

          (i) each Acquired Company is, and since September 30, 1995 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

          (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

          (iii) no Acquired Company has received any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company, and such Governmental Authorizations listed in Part
3.14 of the Disclosure Letter constitute all Governmental Authorizations which are required for the operation of the Business as operated by the Acquired Companies on the date hereof. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

          (i) each Acquired Company is, and since September 30, 1995 has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

          (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

          (iii) no Acquired Company has received any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

          (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     (c) Except as set forth in Part 3.14 of the Disclosure Letter, no Acquired Company is subject to any statute, law, ordinance, regulation, rule, determination, order, judgment, writ, injunction, decree, charter, bylaw, mortgage, deed of trust, indenture, note, agreement, commitment, lease, contract, instrument or other restriction of any kind or character whatsoever which would prevent the execution or delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, or a transfer of the Assets, or would result in any material penalty, forfeiture or contract termination as a result thereof, without the consent of the holders of or parties to such instruments or any other parties. Except as set forth in Part 3.14 of the Disclosure Letter, all consents which are necessary to permit the consummation of the transactions described above have been obtained or will be obtained prior to Closing.

     3.15 LEGAL PROCEEDINGS; ORDERS.

     (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

          (i) that has been commenced by or against any Acquired Company or would materially and adversely affect the business of, or any of the assets owned or used by, the Acquired Companies considered as a whole; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

To the Knowledge of the Sellers and the Acquired Companies, no such Proceeding has been Threatened. The Sellers have delivered to the Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter.

     (b)  Except as set forth in Part 3.15 of the Disclosure Letter:

          (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

          (ii) no Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

     (c)  Except as set forth in Part 3.15 of the Disclosure Letter:

          (i) each Acquired Company is, and has been, in material compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

          (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

          (iii) no Acquired Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

     3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in Part
3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and, without the written consent of the Buyer, there has not been any:

          (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

          (b)  amendment to the Organizational Documents of any Acquired
     Company;

          (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

          (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

          (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

          (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or
     (ii) any Contract or transaction involving, in either case, a total remaining commitment by or to any Acquired Company of at least $50,000 in the aggregate as to all such agreements and transactions;

          (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company other than in the Ordinary Course of Business or mortgage, pledge, or imposition of any lien or other encumbrance on any asset or property of any Acquired Company other than Permitted Encumbrances;

          (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $50,000 in the aggregate as to all such claims and rights;

          (i) change in the accounting methods or accounting practices used by any Acquired Company or any credit collection or payment practice, or written down the value of the Assets or properties or written-off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the Ordinary Course of Business, none of which, individually or in the aggregate, are material;

          (j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

From the date hereof, neither the Sellers nor any Acquired Company will, directly or indirectly, do or agree to do any of the foregoing without the Buyer's written consent.

     3.17 CONTRACTS; NO DEFAULTS.

     Except for the contracts, agreements and commitments set forth in Part 3.17 of the Disclosure Letter (the "Scheduled Contracts"), none of the Acquired Companies is a party to any oral or written (i) contract for the employment of any officer, employee, consultant or independent contractor; (ii) license agreement or distributor, dealer, manufacturer's representative, sales agency, advertising, property management or brokerage contract requiring aggregate payments in future in excess of $50,000 in the aggregate as to all such contracts; (iii) contract with any labor organization or other collective bargaining unit; (iv) contract for the future purchase of materials, supplies, services, merchandise (excluding inventory) or equipment involving payments of more than $50,000 in the aggregate as to all such contracts over its remaining term (including periods covered by any option to renew by either party); (v) contract for the purchase, sale or lease of any real estate; (vi) profit-sharing, bonus, incentive compensation, deferred compensation, stock option, severance pay, stock purchase, employee benefit, insurance, hospitalization, pension, retirement or other similar plan or agreement; (vii) agreement or arrangement for the sale of any of its assets or properties or the grant of any preferential rights to purchase any of its assets, properties or rights, other than in the Ordinary Course of Business involving payments of more than $50,000 in the aggregate as to all such agreements or arrangements; (viii) contract which contains any provisions requiring the Acquired Companies to indemnify any other party thereto for an amount that might reasonably exceed $50,000 in the aggregate as to all such contracts; (ix) joint venture agreement or arrangement or other agreement involving the sharing of profits; (x) outstanding loan to any person or entity or receivable due from any shareholder of the Acquired Companies, the Sellers or persons or entities controlling, controlled by or under common control with the Acquired Companies or the Sellers; or (xi) other contract, commitment or agreement involving payments of more than $50,000 in the aggregate as to all such contracts, commitments or agreements which by its terms does not terminate or is not terminable within 30 days or upon 30 days' (or less) notice. Except as described in Part 3.17 of the Disclosure Letter, each of the Contracts is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Acquired Company party thereto. The Acquired Companies have in all material respects performed all the obligations required to be performed by each of them to date under the Contracts. To the Knowledge of the Sellers and the Acquired Companies, no party is in default under any of the Contracts. Except as specified in Part 3.17 of the Disclosure Letter, none of the Contracts is a "capitalized" lease or a "financing" lease (as those terms are used in GAAP). Except as specified in Part 3.17 of the Disclosure Letter, none of the other parties to any of the Contracts is an affiliate of the Acquired Companies or the Sellers.

     Part 3.17 of the Disclosure Letter also contains a true, correct and complete list of all material trade or barter agreements of the Acquired Companies (advertising exchanged for goods and services with third parties) as of the date hereof, including the nature of the trade, the parties to the trade and the positive or negative trade balance.

     3.18 INSURANCE. Set forth in Part 3.18 of the Disclosure Letter is a list and brief description of all policies of property, fire, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by the Acquired Companies. All such policies (a) are in full force and effect; (b) are valid, outstanding and enforceable policies; and (c) provide that they will remain in full force and effect through the respective dates set forth in Part 3.18 of the Disclosure Letter.

     3.19 ENVIRONMENTAL MATTERS. Except as set forth in Part 3.19 of the Disclosure Letter:

          (a) Each Acquired Company is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from
     (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (b) There are no pending or, to the Knowledge of the Sellers and the Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

          (c) No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (d) No Seller or Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of the Sellers and the Acquired Companies, with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

          (e) There are no Hazardous Materials present on or in the Environment at the Facilities or, to the Knowledge of the Sellers and the Acquired Companies, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, Acquired Company, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of the Sellers and the Acquired Companies, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

          (f) There has been no Release or, to the Knowledge of the Sellers and the Acquired Companies, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, or to the Knowledge of the Sellers and the Acquired Companies any geologically or hydrologically adjoining property, whether by the Sellers, any Acquired Company, or any other Person.

          (g) The Sellers have delivered to the Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Sellers or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

     3.20 EMPLOYEES.

     (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list as of January 31, 1997 of the following information for each employee of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since the Balance Sheet Date; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

     (b) To the Knowledge of the Sellers and the Acquired Companies, no employee of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee and any other Person (the "Proprietary Rights Agreement") that in any way adversely affects or will adversely affect (i) the performance of his duties as an employee of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with any Seller or with any Acquired Company by any such employee. To the Knowledge of the Sellers and the Acquired Companies, no officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company as a result of consummation of the transactions contemplated hereby.

     (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     3.21 LABOR RELATIONS; COMPLIANCE. Since September 30, 1993, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Except as set forth in Part 3.21 of the Disclosure Letter, since September 30, 1993, there has not been, there is not presently pending or existing, and to the Knowledge of the Sellers and the Acquired Companies, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any

Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent.
To the Knowledge of the Sellers and the Acquired Companies, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company.
 Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.22 INTELLECTUAL PROPERTY. Set forth in Part 3.22 of the Disclosure Letter is a list of all material franchises, licenses, trademarks, trade names, service marks, service names, copyrights, patents and applications therefor owned or licensed by or registered in the name of the Acquired Companies or any other person which is used in the operation of the businesses of the Acquired Companies. The Acquired Companies own or license all of the franchises, licenses, trademarks, trade names, service marks, service names, copyrights, patents and applications therefor listed in Part 3.22 of the Disclosure Letter and, except to the extent reflected in Part 3.22 of the Disclosure Letter, none of the Acquired Companies previously paid any royalty or other amount to anyone under any of them. On the Closing Date, the Acquired Companies will own or possess the right to use all franchises, licenses, trademarks, trade names, service marks, service names, copyrights, patents and applications therefor as used in the conduct of the businesses of the Acquired Companies on the date hereof and on the Closing Date. None of the Acquired Companies has received written notice to the effect that any service or publication of the businesses of the Acquired Companies may infringe any trademark, trade name, copyright or patent, trade secret or legally protectable right of another.

     3.23 CERTAIN PAYMENTS. Except as described in Part 3.23 of the Disclosure Letter, since September 30, 1993, no Acquired Company or, to the Knowledge of the Sellers and the Acquired Companies, any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly
(a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

     3.24 DISCLOSURE. No representation or warranty of the Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make such representation, warranty or statement herein or therein, in light of the circumstances in which it was made, not misleading.

     3.25 RELATIONSHIPS WITH RELATED PERSONS. Except as disclosed in Part 3.25 of the Disclosure Letter, none of the Management Sellers, Garvin or any Related Person of any Acquired Company, any Management Seller or Garvin has, or, since September 30, 1995 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. Except as disclosed in the Disclosure Letter, since September 30, 1995, none of the Management Sellers, Garvin or any Related Person of any Management Seller or Garvin (i) has had any business dealings or a material financial interest in any transaction with any Acquired Company, or (ii) has engaged in competition with any Acquired Company with respect to any line of products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company. Except as disclosed in the Disclosure Letter, none of the Acquired Companies, the Management Sellers, Garvin or any Related Person of any Acquired Company, any Management Seller or Garvin is, or since September 30, 1995, has owned (of record or as a beneficial owner), a material equity interest or any other material financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company, or (ii) engaged in competition with any Acquired Company with respect to a Competing Business in any markets presently served by such Acquired Company. Except as set forth in Part 3.25 of the Disclosure Letter, no Acquired Company, Seller or Related Person of any Acquired Company or any Seller is a party to any Contract with, or has any claim or right against, any Acquired Company. For purposes of this Section 3.25, Portfolio Investments of SC or SC's affiliates shall not be deemed to be Related Persons of the Acquired Companies.

     3.26 BROKERS OR FINDERS. Except as disclosed in Part 3.26 of the Disclosure Letter, none of the Sellers, any Acquired Company or any of their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.27 PROJECTIONS. Part 3.27 of the Disclosure Letter sets forth the projections for the financial performance of the business of the Acquired Companies for their 1997 and 1998 Fiscal Years (the "Projections"). The Projections have been prepared in accordance with realistic estimates of the financial performance achievable by the Acquired Companies for the periods presented and none of the Acquired Companies or the Management Sellers has any reason to believe that the Acquired Companies will be unable to achieve the financial performance reflected therein, it being understood, however, (i) that the Management Sellers make no warranty to the Buyer that the Acquired Companies will achieve the financial performance presented in the Projections and (ii) the Projections may be affected by general economic conditions and conditions particular to the Business.

     3.28 SC.

     (a) SC is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts, with full corporate power and authority to conduct its business as it is now being conducted. This Agreement constitutes the legal, valid, and binding obligation of SC, enforceable against SC in accordance with its terms. SC has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

     (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of SC, or any resolution adopted by the board of directors or the shareholders of SC;

     (c) SC is and will be on the Closing Date the record and beneficial owner and holder of the Shares identified in the Disclosure Letter as owned by SC, free and clear of all Encumbrances and, upon delivery of the instruments contemplated by Section 2.6(a), the Buyer will acquire good title to such Shares, free and clear of all Encumbrances.

     3.29 NON-MANAGEMENT SELLERS OTHER THAN SC.

     (a) This Agreement constitutes the legal, valid, and binding obligation of the Sellers other than the Management Sellers and SC, enforceable against them in accordance with its terms. Each such Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform his obligations under this Agreement.

     (b) The Non-Management Sellers are and will be on the Closing Date the record and beneficial owner and holder of the Shares as identified in the Disclosure Letter, free and clear of all Encumbrances and, upon delivery of the instruments contemplated by Section 2.6(a), the Buyer will acquire good title to such Shares, free and clear of all Encumbrances.

     4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers as follows:

     4.1 ORGANIZATION AND GOOD STANDING. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer is not a "foreign person" as defined in section 1445 of the Internal Revenue Code of 1986, as amended.

     4.2  AUTHORITY; NO CONFLICT.

     (a) This Agreement constitutes the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. Upon the execution and delivery by the Buyer or AGH, as the case may be, of the instruments contemplated to be executed pursuant to this Agreement by the Buyer and AGH (collectively, the "Buyer's Closing Documents"), the Buyer's Closing
Documents will constitute the legal, valid, and binding obligations of the Buyer or AGH, as the case may be, enforceable against the Buyer or AGH, as the case may be, in accordance with their respective terms. The Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer and AGH, as the case may be, has the absolute and unrestricted right, power and authority to execute and deliver the notes, documents and agreements referred to in Section 2.5(b)(i) and
(iii)-(v), the Buyer's Closing Documents and to perform their respective obligations under this Agreement and the Buyer's Closing Documents once all appropriate authorizations have been obtained.

     (b) Neither the execution and delivery of this Agreement by the Buyer nor the consummation or performance of any of the transactions contemplated hereby by the Buyer or AGH will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) any provision of Organizational Documents of the Buyer or AGH, as the case may be, or (B) any action adopted by the Buyer or AGH, as the case may be;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Buyer or AGH may be subject; or

          (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a conflict or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract to which the Buyer or AGH is a party or by which the Buyer or AGH may be bound.

Except as set forth in Schedule 4.2, neither the Buyer nor AGH is and will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

     4.3 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against the Buyer or AGH and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To the Buyer's Knowledge, no such Proceeding has been Threatened.

     4.4 BROKERS OR FINDERS. The Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold the Sellers harmless from any such payment alleged to be due by or through the Buyer as a result of the action of the Buyer or its officers or agents.

     4.5  INVESTMENT REPRESENTATIONS.

     The Buyer is capable of evaluating the risks and merits of an investment in the Shares and of protecting its own interests in connection with such investment. The Buyer has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Shares. The Buyer is acquiring the Shares for its own account only not with a view to or for sale in connection with any distribution of all or any part of the Shares. Without limiting the representations and warranties of the Sellers and damages as a result of the breach thereof, the Buyer acknowledges that the Buyer is financially able to bear the economic risk of an investment in the Shares, including the total loss thereof. The Buyer acknowledges that the Shares have not been registered under the Securities Act in reliance, in part, on its representations, warranties and agreement herein. The Buyer understands that the Shares are a "restricted security" under the Securities Act in that the Shares will be acquired in a transaction not involving a public offering, and that the Shares may be resold without registration under the Securities Act only in certain limited circumstances. The Buyer represents, warrants, and agrees that the Sellers are under no obligation to register or qualify the Shares under the Securities Act or under any state securities law, or to assist the Buyer in complying with any exemption from registration and qualification. The Buyer acknowledges that there are substantial restrictions on the transferability of the Shares pursuant to this Agreement, that there is no public market for the Shares and none is expected to develop. Without limiting the representations and warranties of the Sellers and damages as a result of the breach thereof, the Buyer acknowledges that the Buyer (i)has had an opportunity to ask questions and receive answers from the Sellers regarding the terms and conditions of purchase of the Shares and regarding the business, financial affairs, and other aspects of the Acquired Companies, (ii) has further had the opportunity to obtain all information which its deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to it and (iii) has received and reviewed all information it considers necessary or appropriate for deciding whether to purchase the Shares.

     5.   COVENANTS OF THE SELLERS PRIOR TO CLOSING DATE.

     5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, the Sellers will, and will cause each Acquired Company and its Representatives to, (a) afford the Buyer and its Representatives and prospective lenders and their Representatives (collectively, the "Buyer's Advisors") full and free access (upon reasonable notice) to each Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish the Buyer and the Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as the Buyer may reasonably request, and (c) furnish the Buyer and the Buyer's Advisors with such additional financial, operating, and other data and information as the Buyer may reasonably request. From the date hereof, at the request of the Buyer, and provided that such action would not have an adverse effect on the Acquired Companies if Closing does not occur, the Sellers shall cause the Acquired Companies to take such actions as the Buyer may reasonably request in respect of tax elections, accounting methodologies, governmental filings and the adoption of other practices, policies or procedures, in which event the implementation of any such practices, policies or procedures and the taking of any such actions (i) shall not constitute a breach of any representation, warranty or covenant hereof and (ii) shall be deemed to have been made with the consent of the Buyer. The Sellers agree to cause the Acquired Companies not to file the federal income tax returns of the Acquired Companies for the fiscal year ending September 30, 1996 on or before the Closing Date unless the Closing Date has not occurred prior to the due date, as presently extended, for filing such return.

     5.2 OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES. Between the date of this Agreement and the Closing Date, the Management Sellers will, and will cause each Acquired Company to:

          (a) conduct the business of such Acquired Company only in the Ordinary Course of Business, in material conformity with (i) all applicable laws, ordinances, regulations, rules, and orders, and consistent with past practice, (ii) except for instances of force majeure or other events outside of the control of the Acquired Companies, amounts budgeted in the Projections in respect of expenditures for capital improvements and expenditures for advertising to promote the Business.

          (b) use their best efforts to preserve the Business intact, keep available the services of the current officers, employees, and agents of such Acquired Company, and, to the extent commercially advisable, maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company, and continue to conduct the financial operations of the Business, including the credit, collection and payment policies and practices of the Acquired Companies, with the same effort, to the same extent and in the same manner as in the prior conduct of the business of the Acquired Companies;

          (c) maintain all Assets in their present good operating conditions, repair and order, reasonable wear and tear in ordinary usage expected, and maintain the inventories of the Business at levels normally maintained for the Business (subject to normal seasonal adjustment);

          (d) maintain the books, accounts and records of the Business in the usual and ordinary manner and deliver to the Buyer copies of monthly internally prepared, unaudited operating statements and balance sheets for the

     Business and any other information concerning the financial condition of the Business as the Buyer may from time to time reasonably request;

          (e) pay or caused to be paid or provided for all property, sales, use, franchise, excise, social security, withholding, worker's compensation and unemployment insurance taxes and all other Taxes of or relating to the Business and employees of the Acquired Companies, required to be paid to avoid penalties and interest to city, county, state, federal or other governmental units up to the Closing Date;

          (f) confer with the Buyer regarding changes to operational matters of a material nature; and

          (g) otherwise report periodically to the Buyer concerning the status of the business, operations, and finances of such Acquired Company.

     5.3 NEGATIVE COVENANTS. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Sellers will not, and will cause each Acquired Company not to, without the prior written consent of the Buyer, take any affirmative action, or fail to take any reasonable action within their or its reasonable control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur or which is likely to result in a material breach of any of the representations and warranties contained in Section 3 hereof.

     5.4 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, the Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated hereby (including all filings, if any, required under the HSR Act). Between the date of this Agreement and the Closing Date, the Sellers will, and will cause each Acquired Company to, (a) cooperate with the Buyer with respect to all filings that the Buyer elects to make or is required by Legal Requirements to make in connection with the transactions contemplated hereby, and (b) cooperate with the Buyer in obtaining all consents identified in Schedule 4.2.

     5.5 NOTIFICATION. Between the date of this Agreement and the Closing Date, the Sellers will promptly notify the Buyer in writing if any Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a breach of any representations and warranties of the Sellers as of the date of this Agreement, or if any Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Sellers will promptly deliver to the Buyer a supplement to the Disclosure

Letter specifying such change. During the same period, each Seller will promptly notify the Buyer of the occurrence of any breach of any covenant of the Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely. In the case of SC, the notification requirements in this Section 5.5 shall apply only to representations and warranties made by SC.

     5.6 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, each Seller will not, and the Management Sellers will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than the Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

     5.7 BEST EFFORTS. Between the date of this Agreement and the Closing Date, each Seller will use its best efforts to cause the conditions in Sections 7 and 8 to be satisfied, provided, however, that this obligation to use best efforts will not require a Seller to take actions that would have a material adverse effect on any of the Acquired Companies or that would result in a material adverse change in the benefits to be obtained by such Seller as a result of the transactions contemplated hereby.

     5.8  AGREEMENTS FOR SAR OBLIGATIONS.   The Sellers shall obtain from
each holder of the Options and Warrants an agreement with the Company to cancel such holder's Options or Warrants (the "SAR Agreements"), and, prior to the Closing, (i) the Company shall agree to pay such holders the payments contemplated by the SAR Agreements and (ii) upon providing such agreement to pay, the Options and Warrants shall immediately be cancelled, with the Company having no further liability or obligation with respect thereto other than the payment obligations of the Company described in subparagraph (i) hereof to satisfy the SAR Obligations.

     5.9 CAPITAL CONTRIBUTIONS. Unless such indebtedness, fees and liabilities shall have been paid prior to or contemporaneously with the Closing Date from funds other than funds of the Acquired Companies, prior to or contemporaneously with the Closing the Sellers shall make capital contributions to the Company equal to the aggregate of (i) all indebtedness (except Closing Liabilities) of any Acquired Company on the Closing Date to any Seller or Related Person of any Seller (except Funded Debt held by a Seller or Related Person), (ii) all indebtedness of any Acquired Company on the Closing Date to any broker or other Person for commissions or fees due in connection with the transactions contemplated by this Agreement or any proposed transaction for the sale of the Shares, the Assets or the Business, (iii) the fees and expenses of any attorney of any of the Acquired Companies or any of the Sellers in connection with the transactions contemplated by this Agreement or any other proposal or other transaction (made within the past 180 days) relating to the sale of the Shares, the Assets, or the Business which have been paid (or committed to be paid) by any Acquired Company prior to Closing, and (iv) one half of the HSR filing fee. To the extent such contribution shall not have been made prior to Closing, the Purchase Price shall be reduced for the amount of any contribution to the capital of the Company to be made as provided in this Section 5.9.

     6.   COVENANTS OF THE BUYER.

     6.1 APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, the Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the transactions contemplated hereby (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, the Buyer will, and will cause each Related Person to, (i) cooperate with the Sellers with respect to all filings that the Sellers are required by Legal Requirements to make in connection with the transactions contemplated hereby, and (ii) cooperate with the Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require the Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

     6.2 BEST EFFORTS. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, the Buyer will use its best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

     6.3 NOTIFICATION. Between the date of this Agreement and the Closing Date, the Buyer will promptly notify the Sellers in writing if the Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of the Buyer's representations and warranties as of the date of this Agreement, or if the Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty has such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Buyer will promptly notify the Sellers of the occurrence of any breach of any covenant of the Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 8 impossible or unlikely.

     7. CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATION TO CLOSE. The Buyer's obligation to purchase the Shares and to take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part):

     7.1  ACCURACY OF REPRESENTATIONS.

     (a) All of the Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

     (b) Each of the Sellers' representations and warranties in Sections 3.3 and 3.4 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter and the waiting period under the HSR Act shall have passed or been terminated.

     7.2  THE SELLERS' PERFORMANCE.

     (a) All of the covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (b) Each document required to be delivered pursuant to Section 2.6(a) must have been delivered.

     7.3 CONSENTS. Each Consent identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

     7.4 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to the Buyer:

          (a) an opinion of Bass, Berry & Sims PLC, dated the Closing Date, in substantially the form of Exhibit 7.4(a);

          (b)  resignations of all directors of the Acquired Companies;

          (c) the corporate minute book and stock book for each Acquired Company; and

          (d) such other documents as the Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of the Sellers' representations and warranties, (iii) evidencing the performance by the Sellers of, or the compliance by the Sellers with, any covenant or obligation required to be performed or complied with by the Sellers, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.

     7.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against the Buyer, or against any Person affiliated with the Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

     7.6 NO CLAIM REGARDING SHARE OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person (that is not a Seller) any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price.

     7.7 NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Buyer or any Person affiliated with the Buyer to suffer any material adverse consequence under,
(a) any applicable Legal Requirement or Order adopted or issued since the date of this Agreement, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body since the date of this Agreement.

     7.8 WORKING CAPITAL. The Working Capital of the Acquired Companies as of the Closing Date must be a positive number and, at the Closing, the Management Sellers will deliver to the Buyer a certificate executed by the Management Sellers to that effect.

     7.9 TITLE INSURANCE COMMITMENTS. If any title commitment, survey or other report related to the Owned Real Estate that the Buyer may elect to obtain prior to February 28, 1997, discloses any matter that is not a Permitted Encumbrance, such matter must have been cured or removed within 30 days of the disclosure thereof to the Buyer.

     8. CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATION TO CLOSE. The Sellers' obligation to sell the Shares and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part).

     8.1 ACCURACY OF REPRESENTATIONS. All of the Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     8.2  THE BUYER'S PERFORMANCE.

     (a) All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     (b) The Buyer must have delivered each of the documents required to be delivered by the Buyer pursuant to Section 2.6(b).

     8.3 CONSENTS. Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect and the waiting period under the HSR Act shall have passed or been terminated.

     8.4 ADDITIONAL DOCUMENTS. The Buyer must have caused the following documents to be delivered to the Sellers:

          (a) an opinion of Kaplan, Strangis and Kaplan, P.A. dated the Closing Date, in the form of Exhibit 8.4(a);

          (b) such other documents as the Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of the Buyer, (iii) evidencing the performance by the Buyer of, or the compliance by the Buyer with, any covenant or obligation required to be performed or complied with by the Buyer, (iv) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the transactions contemplated hereby.

     8.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against the Sellers, or against any Person affiliated with the Sellers, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

     8.6 NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Sellers or any Person affiliated with the Sellers to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order adopted or issued since the date of this Agreement, or introduced, or otherwise formally proposed by or before any Governmental Body since the date of this Agreement.

     9.   TERMINATION.

     9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a) by either the Buyer or the Sellers if a material breach of any material provision of this Agreement has been committed by the other party and such breach has not been waived or cured within 30 days of notice from the other party hereto;

          (b) (i) by the Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before the Closing Date; or
     (ii) by the Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Sellers to comply with their obligations under this Agreement) and the Sellers have not waived such condition on or before the Closing Date;

          (c)  by mutual consent of the Buyer and the Sellers; or

          (d) by either the Buyer or the Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 30, 1997, or such later date as the parties may agree upon.


     9.2  EFFECT OF TERMINATION.  Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under Article 10 of this Agreement. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue its remedies under Section 10 will survive such termination unimpaired.

     10.  INDEMNIFICATION; REMEDIES.

     10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

     10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE SELLERS. Subject to Sections 10.4 and 10.5 hereof, (a) the Management Sellers, jointly and severally, as to all claims under this Section 10, SC, severally and not jointly, as to representations and warranties made by it under Section 3,28 (but not as to any other claims made under Section 10, including this Section 10.2) and (c) Non-Management Sellers other than SC, severally (but not jointly and severally) as to claims for breaches of representations and warranties made by them under Section 3.29, will indemnify and hold harmless the Buyer and its respective Representatives, shareholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with:

          (a) any breach of any representation or warranty made by the Sellers in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by the Sellers pursuant to this Agreement;

          (b) any breach of any representation or warranty made by the Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.5(a)(iv) as having caused the condition specified in Section 7.1 not to be satisfied;

          (c) any breach by any Seller of any covenant or obligation of such Seller in this Agreement that is not cured within 30 days of notice from the Buyer;

          (d) any Taxes in respect of the operation of the Business through the end of 1996 fiscal year of the Acquired Companies except to the extent provided for in the Balance Sheet;

          (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Sellers or any Acquired Company (or any Person acting on their behalf) in connection with any of the transactions contemplated hereby; and

          (f) any and all actions, suits, proceedings, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incurred by the Buyer or any Acquired Company as a result of the Sellers' failure or refusal to compromise or defend any claim incident to, or otherwise comply with, any of the foregoing provisions.

     10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE BUYER. The Buyer will indemnify and hold harmless the Sellers, and will pay to the Sellers the amount of, any Damages arising from or in connection with (a) any breach of any representation or warranty made by the Buyer in this Agreement or in any certificate delivered by the Buyer pursuant to this Agreement, (b) any breach by the Buyer of any covenant or obligation of the Buyer or AGH in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby.

     10.4 TIME LIMITATIONS. The Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date unless on or before (a) the applicable statute of limitations with respect to claims for breaches of representations or warranties made under Sections 3.1, 3.2, 3.3, and 3.11, or (b) May 1, 1998 with respect to all other claims, the Buyer notifies the Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Buyer. The Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before May 1, 1998 the Sellers notify the Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Sellers.

     10.5 SATISFACTION OF CLAIMS BY THE BUYER SOLELY BY RIGHT OF SET-OFF. Notwithstanding anything herein to the contrary, any liability of the Sellers under this Section 10, upon notice to the Sellers specifying in reasonable detail the basis for such set-off, shall be satisfied solely by the Buyer's or AGH's setting off such amount against amounts otherwise payable under the Incentive Management Agreements or the Consulting and Non-competition Agreements. The Sellers shall have no liability for individual claims unless the amount of any such claim is $10,000 or greater (regardless of the number of such claims) and, as to all such claims of $10,000 or greater, until the aggregate amount of such claims is $250,000 or greater, from and after which time, subject to the limitations in the foregoing sentence, the Sellers having such liability shall be liable for all such claims in excess of $10,000, including the first $250,000 thereof.

     10.6 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

     (a)  Promptly after receipt by an indemnified party under Section 10.2 or
10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

     (b) If any Proceeding referred to in Section 10.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification by set-off under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     (d) The Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Sellers with respect to such a claim anywhere in the world.

     10.7 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     10.8 LIMITED RECOURSE. In the absence of fraud, the indemnification rights described in this Article 10 shall be the exclusive remedy of the parties hereto respecting this Agreement or the transactions contemplated hereby.

     11.  GENERAL PROVISIONS.

     11.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. The Buyer will pay one-half and the Sellers will pay one-half of the HSR Act filing fee. The Sellers will cause the Acquired Companies not to incur any attorneys' fees, broker's fees or other costs or expenses in connection with this Agreement and, unless such fees, costs and expenses shall have been paid prior to or simultaneously with the Closing from funds other than the funds of an Acquired Company, prior to the Closing, the Sellers shall make a capital contribution in an amount equal to any of such fees paid by any Acquired Company, all as provided in Section 5.9. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     11.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the parties may agree. Unless consented to by the parties hereto in advance or required by Legal Requirements, prior to the Closing the parties hereto shall, and the Sellers shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Sellers and the Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the transactions contemplated hereby, and the Buyer will have the right to be present for any such communication.

     11.3 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, the Buyer and each Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of the Buyer and the Acquired Companies to maintain in confidence, any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the transactions contemplated hereby are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     11.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt),
(b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     if to any of the Sellers:
          Thomas A. Donnelly
          Camping World, Inc.
          650 Three Springs Road
          Bowling Green, KY  42104
          Telecopy No. 502-745-7192

     with a copy to (which copy shall not constitute notice):
          Bass, Berry & Sims PLC
          2700 First American Center
          Nashville, TN  37238
          Attention: T. Andrew Smith
          Telecopy No. 615-742-6293

     with a copy to (which copy shall not constitute notice):
          3i Securities Corporation
          c/o 3i Capital Partners
          20 William Street
          Suite 690
          Wellesley, MA  02181
          Attention:  Peter Bollier
          Telecopy No. 617-235-9832
     if to the Buyer:
          Affinity Group, Inc.
          64 Inverness Drive East
          Englewood, CO  80112
          Attention: Stephen Adams
          Telecopy No. 303-792-7322

     with a copy to (which copy shall not constitute notice):
          Kaplan, Strangis and Kaplan, P.A.
          5500 Norwest Center
          90 South Seventh Street
          Minneapolis, MN  55402
          Attention: Andris A. Baltins
          Telecopy No. 612-375-1143

Any notice given to the Sellers in the manner hereinabove provided shall be deemed sufficient notice to all the Sellers and any notice given by any of the Sellers pursuant to the provisions hereof shall be deemed notice on behalf of all the Sellers.

     11.5 FURTHER ASSURANCES AND POST-CLOSING COOPERATION.  The parties agree
(a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, (c) to make such accounting and tax elections or changes (other than a Section 338(h) election) and take such actions with respect thereto, and (d) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. Each of the parties hereto agrees to make available to the other (during normal business hours), at the expense of the party making such request, such books and records (including tax books and records) (with respect to SC, only with respect to the Acquired Companies, the Assets or the Business) as such party may reasonably request for reasonable business purposes it being understood, however, that neither party shall have an obligation to preserve records beyond its customary document retention practices and policies, as such practices and policies may be modified from time to time. To the extent that any Contract requires the consent of any other party to the Contract to the transactions contemplated under this Agreement, and if such consent is not given, the Buyer shall not assume or be liable for any obligations or liabilities thereunder. Without in any way limiting the Seller's obligations to obtain all consents and waivers necessary with respect to the Contracts, if any such consent is not obtained and the Closing hereunder is consummated, the Sellers shall (i) continue to use their reasonable efforts to obtain such consent, (ii) cooperate with the Buyer in any reasonable arrangement designed to provide the Buyer with the rights and benefits (subject to the assumption by the Buyer hereunder of the obligations) under such Contracts, and (iii) fulfill all of the Buyer's reasonable requests in connection with the transfer of such Contracts.

     11.6 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.8 ASSIGNMENTS SUCCESSORS, AND NO THIRD-PARTY RIGHTS. The Buyer may assign any of its rights under this Agreement without the prior consent of the Sellers and this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and assigns of the Buyer. Any such assignment shall not relieve the Buyer of any of its obligations hereunder. The Sellers may not assign any of their rights under this Agreement without the prior consent of the Buyer except that SC may merge with, or assign any of its rights hereunder to, another direct or indirect wholly owned subsidiary of 3i Group plc. Any such assignment shall not relieve SC of any of its obligations hereunder. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     11.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.10 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.11 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.12 DELIVERY OF DISCLOSURE LETTER; RIGHT OF TERMINATION BY THE BUYER. The parties hereto acknowledge that this Agreement has been entered into without the Disclosure Letter and the documents referred to therein having been delivered to the Buyer and that the Disclosure Letter and the documents referred to therein have not been otherwise approved by the Buyer. The Management Sellers agree to deliver to the Buyer, within five business days of the date hereof, the Disclosure Letter and the documents referred to therein. The Buyer shall have the right to terminate this Agreement by giving written notice thereof to the Sellers within ten business days after delivery of the complete Disclosure Letter and all documents referred to therein if the Buyer determines, in the reasonable discretion of the Buyer that any of the disclosures or documents referred to in the Disclosure Letter is materially adverse to the conduct of the Business in the manner contemplated by the Buyer or the Assets. Upon any termination of this Agreement pursuant to this Section 11.12, no party hereto shall have any further liability to the other party and this Agreement shall be deemed null and void and of no further force and effect, except that the Buyer and the Sellers shall issue the appropriate instructions for the Escrow Agent to return to the Buyer all funds and other property which the Escrow Agent is holding under the Escrow Agreement.

     11.13 SC OBLIGATIONS. Notwithstanding any provision of this Agreement to the contrary, any agreement, obligation or liability of SC under this Agreement shall be several and not joint, and SC shall have no obligation or liability for any action or omission of any other Seller.

     11.14 ATTORNEYS' FEES. Except for claims with respect to which indemnification is sought pursuant to Section 10 hereof, which shall be governed by the provisions of Section 10, in the event of any dispute arising from the transactions contemplated by this Agreement, the prevailing party in any Proceedings instituted with respect to such transactions shall be entitled to recover for the non-prevailing parties all of the costs and expenses incurred by the prevailing party, including specifically its reasonable attorneys fees and the costs of its expert witnesses.

     11.15 GOVERNING LAW. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

     11.16 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AFFINITY GROUP, INC.                    3i SECURITIES CORPORATION


By:_______________________________      By:__________________________________
   Its: __________________________         Its: _____________________________



__________________________________      _____________________________________
DAVID B. GARVIN                         RON CHANCE



__________________________________      _____________________________________
THOMAS A. DONNELLY                      DEAN EWING



__________________________________      _____________________________________
WILLIAM L. JOHNSON                      RICK MATAR



__________________________________      _____________________________________
STEPHEN L. SNODGRASS                    JAMES SCHUMM



__________________________________      _____________________________________
MURRAY COKER                            JOHN HOLLAND

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